Contact: Neenah, Inc.
Bill McCarthy
Vice President-Investor Relations
678-518-3278

Neenah Announces Board Addition and Changes

ALPHARETTA, GA - January 31, 2019 - Neenah, Inc. (NYSE:NP) today announced that Sean T. Erwin and John F. McGovern will not stand for re-election when their terms expire in May 2019 and that Tony R. Thene has been appointed to its Board of Directors as an independent director effective February 1, 2019. Mr. Thene will be part of the class of directors whose term of office will expire at the 2019 annual meeting, when he will be nominated for election to a three-year term.

Mr. Thene currently serves as chief executive officer of Carpenter Technology Corporation (NYSE: CRS), a leader in specialty alloy-based materials and process solutions. He began his career at Carpenter as Chief Financial Officer in 2013 and prior to that worked at Alcoa Inc. in various senior financial and accounting leadership positions.

“We are delighted to welcome Tony to our Board of Directors and look forward to his participation and contributions,” said John O’Donnell, Chief Executive Officer. “Tony’s experience in specialty materials markets and strong financial background will serve Neenah well as we continue to grow and redefine the company. At the same time, we will greatly miss the guidance that Sean and Jack have contributed through the years. In particular, I’d like to recognize and thank Sean for his leadership, most recently as the Chairman, but also as CEO during Neenah’s first seven years, which was an important part of our transformation from a North American pulp and paper company into a global specialty materials business.”

With the addition of Mr. Thene, Neenah’s board now consists of nine directors, eight of whom meet New York Stock Exchange standards for independence.

In connection with Sean T. Erwin’s notice to the Board that he will not stand for re-election in 2019, the Board appointed William M. Cook to serve as Chairman of the Board, to be effective with the Company’s 2019 Annual Meeting of Shareholders.

About Neenah
Neenah is a leading global specialty materials company, focused on premium niche markets that value performance and image. Key products and markets include advanced filtration media, specialized performance substrates used for digital transfer, tape and abrasive backings, labels and other products, and premium printing and packaging papers. The Company is headquartered in Alpharetta, Georgia and its products are sold in over 80 countries worldwide from manufacturing operations in the United States, Europe and the United Kingdom. Additional information can be found at the Company's web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the U.S. Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA and we caution investors that any forward-looking statements we make are not guarantees or indicative of future performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to risks, uncertainties and other factors, many of which are outside of our control and could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not necessarily limited to, those set forth under the captions “Cautionary Note Regarding Forward-Looking Statements” and/or “Risk Factors” of our latest Form 10-K filed with the SEC as periodically updated by subsequently filed Form 10-Qs (these securities filings can be located on our website at www.neenah.com). Unless specifically required by law, we assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws.